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                     August 11, 2023

       James Brady
       Chief Financial Officer
       Northern Star Investment Corp. III
       c/o Graubard Miller
       The Chrysler Building
       405 Lexington Avenue, 44th Floor
       New York , NY 10174

                                                        Re: Northern Star
Investment Corp. III
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed August 3,
2023
                                                            File No. 001-40134

       Dear James Brady:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Jeffrey M. Gallant